Exhibit 99.1

AITX Files FY2024 10-K and Form S-3

Company Reconfirms RMR Run Rate Increase of 505%, Significant Device Deployments, and Strategic Advancements in AI Security Solutions: Positions for Optimized Capital Raising with Form S-3 Filing

Detroit, Michigan, May 29, 2024 – Artificial Intelligence Technology Solutions, Inc., (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, filed its annual report on Form 10-K with the Securities and Exchange Commission (SEC) for its fiscal year 2024 ended February 29, 2024. AITX is a ‘full SEC reporting’ company that files detailed annual and quarterly reports. Other companies on the OTC often have lower disclosure requirements under ‘Alternate Reporting’ requirements.

The Company has also filed a Form S-3 with the SEC aimed at optimizing its capital-raising efforts. This filing allows AITX to raise funds with potentially better share pricing compared to an S-1, resulting in less dilution for shareholders while providing the Company with the required capital for operations and inventory.

The S-3 filing provides AITX with the flexibility to manage the number of shares sold over time, enabling more strategic funding based on market conditions. This also attracts long-term investors looking for registered shares.

Steve Reinharz, CEO/CTO of AITX, stated, “Our recent market cap increases in May allowed us to be eligible to file the Form S-3. I believe investors will appreciate that the S-3 gives us the flexibility to fund our operations and growth initiatives at the best possible value at this stage in our company lifecycle.”

The Company confirms that there are no changes to the financials that were previously released in its audited financial statements for FY 2024 on May 10, 2024. Highlights from the financial statement include:

●	Recurring Monthly Revenue: Over $500,000.
●	Gross Profit Increase: $1,096,457 in FY2024, up 68% from $653,883 in FY2023.
●	Q4 FY2024 Deployment: 104 units deployed, the largest quarterly deployment to date.
●	Production and Supply Line Efficiencies: Achieved through improved solution designs, production coordination, and supply chain improvements.
●	RMR Contribution: RIO™ contributed $143,686 in the final month of FY2024.
●	R&D Expenses: Reduced from $3,625,468 in FY2023 to $2,878,134 in FY2024.
●	Team Growth: 97 full-time equivalent members across the U.S., Canada, and overseas as of May 7, 2024.

Reinharz continued, “The Company is working as hard as possible to make FY 2025 an incredibly significant year as we project that we will become operationally profitable this fiscal year. We are building sustainable strong demand, making careful strategic alliances, creating strong technical innovations, and successfully deploying our solution set. Our goal is to propel AITX into a well-recognized, significant supplier of AI-driven solutions, enhancing human capabilities and addressing the increasing need for automation as many roles become harder to fill with human resources.”

RMR is money earned from customers who pay for a subscription to a service or product. The Company’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz